Exhibit 99.1

Saga Communications, Inc.

Reports 2nd Quarter 2020 Results

Contact:

Samuel D. Bush

313/886-7070

Grosse Pointe Farms, MI – August 5, 2020 – Saga Communications, Inc. (Nasdaq - SGA) reported today that second quarter revenue and related net income (loss) was materially impacted by disruptions to businesses and service providers activities from closures and restrictive measures imposed by governmental authorities attributable to COVID-19 in the markets in which the Company operates, and the nation as a whole. The inability for businesses and service providers to operate normally negatively impacted all broadcast and other media advertising. Initial industry estimates for radio broadcast revenue predicted a decrease in gross revenue of more than 50% for the month of April. This held true for the Company as well. The Company, however, did show monthly revenue improvements for each subsequent month, as the Company concentrated on new revenue strategies and enhanced engagement with its existing and new advertisers. This trend has continued through Q2 and further revenue improvement has been noted in the beginning of Q3. From the Company’s low point in April when its gross revenue was down 55% compared to the prior period, its revenue has continued to build. The Company’s July revenue was down 29% over the prior period. These amounts represent gross cash revenue. Trade and barter revenue are not included in these gross revenue numbers, because it only represents approximately 2% of the Company’s revenue each month. From the start of Q2 to the end of the first month of Q3 there was a reduction in the decline in revenue by approximately 50%.

The Company’s balance sheet reflects $48.9 million in cash on hand as of June 30, 2020 and $47.5 million as of August 3, 2020. The Company’s total bank debt remained at $10 million as of the end of the quarter. Including the significant impact on its revenue, the Company’s trailing twelve-month leverage ratio is an extremely conservative 0.65, per our bank covenant calculation, and below zero when cash on hand is included in the calculation.

Net revenue was $16.9 million for the quarter ended June 30, 2020. Station operating expense decreased $4.2 million to $18.7 million for the same period. An operating loss of $8.7 million was incurred for the quarter with a net loss of $4.9 million. Diluted earnings per share were -$0.82 in the 2nd quarter of 2020. Results for the quarter include a non-cash impairment charge of $3.8 million. Without the non-cash impairment charge, the Company would have had a net loss of $2.2 million or -$0.37 per share.

For the six months ended June 30, 2020 net revenue was $42.9 million with an operating loss of $6.5 million. Net loss for the six-month period was $3.2 million. On a fully diluted basis earnings per share were -$0.54. The net loss for the six-month period without the non-cash impairment charge would have been $564 thousand or -$0.09 per share.

Capital expenditures in the second quarter were $358 thousand compared to $2.0 million for the same period last year. For the six-month period capital expenditures were $1.4 million compared to $3.2 million for the same period last year. The Company expects to spend approximately $2.0 – 2.5 million for capital expenditures during 2020 which is down from the Company’s normative annual capital expenditures of $5.0 – 6.0 million.

Saga’s 2020 2nd Quarter conference call will be on Wednesday, August 5, 2020 at 11:00 a.m. EDT. The dial-in number for the call is 973/528-0008. Enter conference code 521008. A transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 10:00 a.m. EDT on August 5, 2020 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.

The attached Selected Supplemental Financial Data tables disclose “actual” information as well as the Company’s trailing twelve-month consolidated EBITDA. The “actual” amounts reflect our historical financial results and include the results of operations for stations that we did not own for the entire comparable period.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include same station financial information, free cash flow, trailing 12-month consolidated EBITDA, and consolidated net leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position. Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all of the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Consolidated Financial Data and Supplemental Financial Data tables.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believes,” “expects,” “anticipates,” “guidance” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes, changes in the radio broadcast industry in general, and the effects of the ongoing COVID-19 pandemic, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 34 AM radio stations and 78 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For The Three and Six Months Ended

June 30, 2020 and 2019

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating Results
Net operating revenue	$16,866	$32,191	$42,917	$60,007
Station operating expenses	18,652	22,879	40,851	46,042
Corporate general and administrative	3,070	2,706	6,085	5,391
Other operating expense (income), net	46	(2)	(1,284)	1
Impairment of broadcast licenses	3,757	—	3,757	—
Operating income (loss)	(8,659)	6,608	(6,492)	8,573
Interest expense	82	184	190	392
Interest income	(25)	(160)	(133)	(323)
Other income	—	—	(213)	—
Income (loss) before income tax (benefit) expense	(8,716)	6,584	(6,336)	8,504
Income tax expense (benefit)	(3,805)	1,850	(3,105)	2,400
Net income (loss)	$(4,911)	$4,734	$(3,231)	$6,104

Earnings (loss) per share:
Basic	$(0.82)	$0.80	$(0.54)	$1.03
Diluted	$(0.82)	$0.80	$(0.54)	$1.03

Weighted average common shares	5,868	5,844	5,867	5,843
Weighted average common and common equivalent shares	5,868	5,844	5,867	5,843

Free Cash Flow
Net income (loss)	$(4,911)	$4,734	$(3,231)	$6,104
Plus: Depreciation and amortization:
Radio Stations	1,605	1,617	3,213	3,257
Corporate	74	72	149	143
Deferred tax (benefit) provision	(2,615)	520	(2,500)	700
Non-cash compensation	612	565	1,181	1,124
Other operating expense (income), net	46	(2)	(1,284)	1
Other income	—	—	(213)	—
Impairment of intangible assets	3,757	—	3,757	—
Less: Capital expenditures	(358)	(1,950)	(1,379)	(3,162)
Free cash flow	$(1,790)	$5,556	$(307)	$8,167

	June 30,
	2020	2019
Balance Sheet Data
Working capital	$48,970	$43,807
Net fixed assets	$56,860	$59,240
Net intangible assets and other assets	$122,513	$126,539
Total assets	$243,053	$247,152
Long-term debt	$10,000	$10,000
Stockholders' equity	$188,593	$188,594

Saga Communications, Inc.

Selected Supplemental Financial Data

June 30, 2020

(amounts in 000's except ratios)

(Unaudited)

		Less:	Plus:	Trailing
	12 Months Ended	Six Months Ended	Six Months Ended	12 Months Ended
	December 31,	June 30,	June 30,	June 30,
	2019	2019	2020	2020
Trailing 12 Month Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (1)
Net income (loss)	$13,279	$6,104	$(3,231)	$3,944
Exclusions:
Gain (loss) on sale of assets	(112)	1	1,284	1,171
Gain (loss) on insurance proceeds	16	—	213	229
Interest income	610	323	133	420
Impairment of intangible assets	—	—	(3,757)	(3,757)
Other	190	137	34	87
Total exclusions	704	461	(2,093)	(1,850)
Consolidated adjusted net income (loss) (1)	12,575	5,643	(1,138)	5,794
Plus: Interest expense	735	392	190	533
Income tax expense (benefit)	5,420	2,400	(3,105)	(85)
Depreciation & amortization expense	6,945	3,400	3,362	6,907
Non-cash stock based compensation expense	2,129	1,124	1,181	2,186
Trailing twelve month consolidated EBITDA (1)	$27,804	$12,959	$490	$15,335

Total long-term debt, including current maturities				$10,000
Divided by trailing twelve month consolidated EBITDA (1)				15,335
Leverage ratio				0.65

(1)    As defined in the Company's credit facility.

(2)    Trailing 12 Month Adjustment